EXHIBIT 10.16

Crypto Currency Secured Convertible Note Investment

The terms and conditions set forth below do not constitute a legally binding agreement, or an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted. The terms and conditions set forth below are subject to the parties entering into formal agreements setting forth their respective rights and obligations. The contents of this term sheet are confidential in nature and shall not be disclosed to anyone other than the Company without the express written consent of the Investor.

Issuer:	Integrated Ventures (INTV) – The Company

Institutional Investor:	An entity designated by Arcadia Capital Partners, LLC (the “Investor”)

Security Type:	Crypto Currency Secured Convertible Note (the “Note”)

Funding Amount:	Up to $1,000,000 in 3 tranches, as defined below.

First Tranche:	• $350,000 shall be funded in exchange for a Note in the principal amount of $378,000, representing an 8% OID.

• $35,000 of the funding amount shall be allocated by the Company for the legal fees associated with the filing of the S-1 Registration Statement.

• $5,000 of the funding amount shall be allocated by the Company for the legal fees associated with the drawing up of all documents related to the agreement outlined in this term sheet.

Second Tranche:	$325,000 shall be funded upon effectiveness of the S-1 in exchange for a Note in the principal amount of $351,000, representing an 8% OID.

Third Tranche:	$325,000 shall be funded 45 days after the funding of the Second Tranche in exchange for the principal amount of $351,000, representing an 8% OID.

Interest:	The Note shall bear 12% interest per annum.

Term:	The Note shall mature after the passing of twelve (12) months from the date upon which the final agreement is closed (the “Maturity”).

S-1 Registration Statement:

The Company shall be obligated to file an S-1 Registration Statement registering at least 1.5x the amount of shares issuable upon immediate conversion and/or exercise of all securities held. The S-1 must be filed within thirty (30) days of the closing of this transaction and become effective within seventy (70) days of the closing of this transaction.

Conversion Price:	The Note shall be convertible into Common Stock of the Company at a price equal to 65% of the lowest traded price in the twelve (12) days preceding the notice of conversion.

1

Share Reserve:

The Company shall at all times maintain a minimum reserve of authorized and unissued shares equal to the following formula:

= 3 x ( P / CP )

P = Principal Amount remaining on the Note

CP = Applicable Conversion Price

Cash Prepayment:

At any time, upon twenty (20) days written notice to the Investor, the Company may prepay any portion or the entire remaining principal amount of the Note plus any accrued and unpaid interest, in cash, equal to such portion or the entire principal plus any accrued and unpaid interest multiplied by 120%.

Cryptocurrency Prepayment:

At any time, upon twenty (20) days written notice to the Investor, the Company may prepay any portion or the entire remaining principal amount of the Note plus any accrued and unpaid interest, in a viable cryptocurrency currently trading on CoinBase, equal to such portion or the entire principal plus any accrued and unpaid interest multiplied by 115%.

Transfer Agent Fees:	The Company shall be responsible for incurring any costs associated with any activity performed by the Company’s Transfer Agent with respect to its duties in accordance with this agreement.

Participation Rights:

As long as the Investor holds those securities in the Company acquired pursuant to this agreement, the Investor shall have the right to participate in up to a maximum of 100% of any transaction the Company contemplates conducting pursuant to Section 3(a)(9) of the Securities Act of 1933. The Company must provide the Investor with notice of the opportunity to participate and seventy-two (72) hours to accept or forego participation. Should the Investor not respond before the passing of seventy-two (72) hours from the notification, the Company may conduct any such transaction without the Investor's approval or participation.

Warrant Coverage:

Warrant coverage equaling 125% of the conversion shares issuable on the Note. Warrants shall be exercisable at 1.5 times the closing price of the common stock on the day prior to the closing and expire 5 years after issuance. The warrants will have full ratchet anti-dilution protection and be cashlessly exercisable, if not registered. If registered, the warrants shall be callable by the Company whenever the exercise price is at least 30% below the trading price at the time of each call.

Default Provisions:	Customary default provisions and negative covenants shall be defined in the definitive and final documents.

No 3(a)10 Transactions:	The Company shall not conduct any 3(a)10 transactions. Any such transaction shall be deemed an event of default.

Confidentiality:	The contents of this term sheet are confidential in nature and shall not be disclosed to anyone other than the Company without the express written consent of the Investor.

Trading Restrictions:	The Investor shall not conduct any short sales of the Company’s stock during the Term of the agreement.

2

This Term Sheet may be executed in counterparts, which together will constitute one document. Electronic signatures shall have the same legal effect as original signatures.

INTEGRATED VENTURES, INC By: /s/ Steve Rubakh Name: Steve Rubakh Title: CEO Date: 12/19/17	Leviathan Capital Partners ENTITY: ____________________________ By: /s/ Gabriel Berkowitz Name: Gabriel Berkowitz Title: Manager Date: 12/19/17

3